EXHIBIT 99.1

Hanmi Reports First Quarter 2020 Results

2020 First Quarter Highlights:

  Net income of $2.4 million, or $0.08 per diluted share, down from $3.1 million, or $0.10 per diluted share for the prior quarter and down from $14.7 million or $0.48 per diluted share from the same quarter a year ago; 2020 first quarter results included credit loss expense of $15.7 million.
  Loans receivable of $4.54 billion, down 1.4% from the prior quarter and down 0.7% year-over-year reflecting the strategy of allowing residential mortgages to run-off and shifting the mix of the portfolio to higher-yielding loans; first quarter loan production up 16.0% from the same quarter last year.
  Deposits of $4.58 billion, down 2.5% from the prior quarter and down 4.9% year-over-year reflecting the decline in higher-costing time deposits; first quarter cost of interest-bearing deposits declined 19 basis points from the prior quarter.
  Credit loss expense, under the new accounting standard, was $15.7 million, compared with $10.8 million for the prior quarter; the allowance for credit losses stood at 1.46% of loans at March 31, 2020.
  Nonperforming assets were $52.3 million, or 0.93% of total assets at quarter-end, reflecting the charge-off of the previously identified troubled loan relationship.
  Net interest income was $44.0 million for the first quarter compared with $43.9 million for the previous quarter; net interest margin increased to 3.36% compared with 3.32% for the prior quarter.
  Noninterest income was $6.2 million, down from $6.7 million for the previous quarter; gains on sales of SBA loans were $1.2 million and $1.5 million, respectively for the same time periods.
  Noninterest expense was $31.1 million, down 8.9% from the previous quarter that included a $1.7 million impairment charge on bank premises to be sold; the efficiency ratio for the quarter was 61.89%.
  Hanmi’s response to the COVID-19 crisis includes $156.8 million of loans funded to-date through the Paycheck Protection Program, which commenced on April 3, 2020.

LOS ANGELES, April 30, 2020 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2020 first quarter of $2.4 million, or $0.08 per diluted share, compared with $3.1 million, or $0.10 per diluted share for the 2019 fourth quarter and $14.7 million, or $0.48 per diluted share for the 2019 first quarter.

On January 1, 2020, Hanmi adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses, which replaced the incurred loss methodology for estimating credit losses with a forward-looking current expected credit losses (“CECL”) methodology. The adoption resulted in a $17.4 million increase to the beginning balance of the allowance for credit losses, a $0.3 million decrease to the beginning balance of the allowance for off-balance sheet items and an after-tax charge of $12.2 million to the beginning balance of retained earnings.

Bonnie Lee, President and Chief Executive Officer, said, “As the COVID-19 crisis continues, we are focused on ensuring the health and safety of our employees, customers, partners, and communities we have served for nearly four decades. As an essential business under various state and federal guidelines, nearly all of Hanmi’s branches remain open with some modifications to business hours. In addition to complying with all social distancing guidelines, we have sourced and distributed personal protective equipment and other supplies to all branches and installed protective barriers for teller lines for the benefit of our frontline associates. Notwithstanding the sudden impact this had on our business activities, Hanmi continued to deliver throughout the first quarter.”

“With respect to our customers, we continue to look for ways to provide support in this time of need. Where appropriate, we are working with borrowers through modifications, deferrals and other services to help them weather the crisis. Currently, we have received more than 3,000 inquiries and disbursed approximately $156.8 million for the SBA’s Paycheck Protection Program and we are working tirelessly to process these loans as quickly as possible. Hanmi is reviewing other government funded relief programs and intends to stand by its customers.

Ms. Lee concluded, “Our results in the first quarter reflect the significant challenges imposed by this crisis. While these are difficult times, Hanmi is no stranger to successfully operating in a challenging environment, and I am proud of the Bank’s track-record of persevering through periods of adversity. From the LA Riots in 1992 to the Financial Crisis of 2008, we have demonstrated the ability to unite in support of our customers and local communities. As Hanmi has done many times before, I am confident that we will come through this crisis stronger than ever.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19

Net income	$2,350	$3,084	$12,376	$2,656	$14,672	$(734)	$(12,322)
Net income per diluted common share	$0.08	$0.10	$0.40	$0.09	$0.48	$(0.02)	$(0.40)

Assets	$5,617,690	$5,538,184	$5,527,982	$5,511,752	$5,571,068	$79,506	$46,622
Loans receivable	$4,543,636	$4,610,148	$4,569,837	$4,555,802	$4,575,620	$(66,512)	$(31,984)
Deposits	$4,582,068	$4,698,962	$4,690,141	$4,762,068	$4,820,175	$(116,894)	$(238,107)

Return on average assets	0.17%	0.22%	0.90%	0.19%	1.09%	-0.05	-0.92
Return on average stockholders' equity	1.69%	2.15%	8.67%	1.87%	10.62%	-0.46	-8.93

Net interest margin (1)	3.36%	3.32%	3.36%	3.30%	3.52%	0.04	-0.16
Efficiency ratio (2)	61.89%	67.31%	64.04%	59.43%	56.83%	-5.42	5.06

Tangible common equity to tangible assets (3)	9.65%	9.98%	10.20%	10.04%	9.93%	-0.33	-0.28
Tangible common equity per common share (3)	$17.67	$17.90	$18.05	$17.83	$17.89	$(0.23)	$(0.22)

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $44.0 million for the first quarter of 2020 compared with $43.9 million for the fourth quarter of 2019. First quarter interest and fees on loans receivable decreased 2.9%, or $1.6 million, from the preceding quarter primarily due to an 11 basis point reduction in average yields, which declined in part from the 150 basis point decline in the federal funds rate late in the first quarter. This was offset by a decrease in total interest expense of 10.8%, or $1.8 million, from the preceding quarter due primarily to lower rates paid on interest-bearing deposits. First quarter loan prepayment penalties were $0.5 million compared with $0.7 million for the fourth quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
Net Interest Income	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19

Interest and fees on loans receivable(1)	$54,648	$56,267	$57,929	$56,872	$58,334	-2.9%	-6.3%
Interest on securities	3,655	3,665	3,769	3,770	3,456	-0.3%	5.8%
Dividends on FHLB stock	289	289	286	283	289	0.0%	0.0%
Interest on deposits in other banks	333	478	193	557	335	-30.3%	-0.6%
Total interest and dividend income	$58,925	$60,699	$62,177	$61,482	$62,414	-2.9%	-5.6%

Interest on deposits	12,742	14,699	15,995	16,728	15,683	-13.3%	-18.8%
Interest on borrowings	496	325	367	-	71	52.6%	598.6%
Interest on subordinated debentures	1,712	1,739	1,757	1,764	1,772	-1.6%	-3.4%
Total interest expense	14,950	16,763	18,119	18,492	17,526	-10.8%	-14.7%
Net interest income	$43,975	$43,936	$44,058	$42,990	$44,888	0.1%	-2.0%

(1) Includes loans held for sale.

Net interest margin was 3.36% for the first quarter of 2020 compared with 3.32% for the fourth quarter of 2019, principally reflecting a 19 basis point decline in the cost of interest-bearing deposits offset by a 9 basis point decline in the yield on earning assets. The average earning asset yield was 4.50% for the first quarter of 2020 compared with 4.59% for the fourth quarter of 2019. The 9 basis point decline reflects in part the 150 basis point decline in the federal funds rate. The cost of interest-bearing liabilities was 1.70% for the first quarter of 2020 compared with 1.89% for the fourth quarter of 2019. The lower cost of interest-bearing liabilities was driven by a reduction in the general level of interest rates.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
Average Earning Assets and Interest-bearing Liabilities	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Loans receivable (1)	$4,518,395	$4,487,998	$4,519,770	$4,491,377	$4,533,120	0.7%	-0.3%
Securities	623,711	624,861	630,450	629,062	589,547	-0.2%	5.8%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	104,513	114,462	35,140	92,753	53,022	-8.7%	97.1%
Average interest-earning assets	$5,263,004	$5,243,706	$5,201,745	$5,229,577	$5,192,074	0.4%	1.4%

Demand: interest-bearing	$82,934	$82,604	$82,665	$83,932	$85,291	0.4%	-2.8%
Money market and savings	1,687,013	1,640,162	1,555,639	1,541,976	1,526,710	2.9%	10.5%
Time deposits	1,522,745	1,605,276	1,692,419	1,863,685	1,852,562	-5.1%	-17.8%
Average interest-bearing deposits	3,292,692	3,328,042	3,330,723	3,489,593	3,464,563	-1.1%	-5.0%
Borrowings	130,659	75,500	74,239	59	10,611	73.1%	1131.4%
Subordinated debentures	118,444	118,297	118,145	118,007	117,863	0.1%	0.5%
Average interest-bearing liabilities	$3,541,795	$3,521,839	$3,523,107	$3,607,659	$3,593,037	0.6%	-1.4%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
Average Yields and Rates	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Loans receivable(1)	4.86%	4.97%	5.08%	5.08%	5.22%	-0.11	-0.36
Securities (2)	2.34%	2.35%	2.39%	2.40%	2.44%	-0.01	-0.10
FHLB stock	7.10%	7.00%	6.93%	6.93%	7.15%	0.10	-0.05
Interest-bearing deposits in other banks	1.28%	1.66%	2.18%	2.41%	2.56%	-0.38	-1.28
Interest-earning assets	4.50%	4.59%	4.74%	4.72%	4.89%	-0.09	-0.39

Interest-bearing deposits	1.56%	1.75%	1.91%	1.92%	1.84%	-0.19	-0.28
Borrowings	1.53%	1.71%	1.96%	0.00%	2.71%	-0.18	-1.18
Subordinated debentures	5.78%	5.88%	5.92%	5.96%	6.01%	-0.10	-0.23
Interest-bearing liabilities	1.70%	1.89%	2.04%	2.06%	1.98%	-0.19	-0.28

Net interest margin (taxable equivalent basis)	3.36%	3.32%	3.36%	3.30%	3.52%	0.04	-0.16

Cost of deposits	1.11%	1.25%	1.37%	1.41%	1.35%	-0.14	-0.24

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the first quarter of 2020, credit loss expense was $15.7 million, comprised of a $14.9 million provision for loan losses and a $0.8 million provision for off-balance sheet items. The provision for loan losses for the fourth quarter of 2019 was $10.8 million and was $1.1 million for the first quarter of 2019. The provision for off-balance sheet items was an expense of $0.9 million and income of $0.3 million for the fourth quarter and first quarter of 2019, respectively. The 2020 first quarter expense included a $7.4 million specific qualitative provision for the COVID-19 crisis, a $4.9 million provision primarily for changes in other qualitative factors, and a $2.6 million specific provision for the previously identified troubled loan relationship. The 2019 fourth quarter included a $6.9 million specific provision for the previously identified troubled loan relationship.

First quarter noninterest income decreased 7.2% to $6.2 million from $6.7 million for the fourth quarter, primarily due to a $0.3 million decrease in gain on sale of SBA loans. Gains on sales of SBA loans were $1.2 million for the first quarter 2020, down from $1.5 million for the preceding quarter reflecting lower trade volumes notwithstanding higher trade premiums. SBA trade premiums increased to 8.35% for the first quarter compared with 7.60% for the prior quarter and the volume of SBA loans sold for the 2020 first quarter and 2019 fourth quarter were $18.2 million and $25.0 million, respectively.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
Noninterest Income	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Service charges on deposit accounts	$2,400	$2,589	$2,518	$2,486	$2,358	-7.3%	1.8%
Trade finance and other service charges and fees	986	1,267	1,191	1,204	1,124	-22.2%	-12.3%
Servicing income	561	227	614	600	357	147.1%	57.1%
Bank-owned life insurance income	277	281	279	281	280	-1.5%	-1.1%
All other operating income	846	846	491	293	484	0.0%	74.8%
Service charges, fees & other	5,070	5,210	5,093	4,864	4,603	-2.7%	10.2%

Gain on sale of SBA loans	1,154	1,499	1,767	1,060	926	-23.0%	24.6%
Net gain on sales of securities	-	-	-	570	725	0.0%	-100.0%
Gain on sale of bank premises	-	-	-	1,235	-	0.0%	0.0%
Total noninterest income	$6,224	$6,709	$6,860	$7,729	$6,254	-7.2%	-0.5%

During the first quarter of 2020, noninterest expense decreased 8.9% to $31.1 million from $34.1 million in the fourth quarter due to a $1.7 million impairment loss on former bank premises to be sold and a $0.9 million provision for off-balance sheet items recorded in the fourth quarter, as well as a $0.7 million decrease in professional fees for the first quarter. Primarily as a result of lower noninterest expense, the efficiency ratio improved to 61.9% in the first quarter from 67.3% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Noninterest Expense
Salaries and employee benefits	$17,749	$17,752	$17,530	$16,881	$15,738	-0.0%	12.8%
Occupancy and equipment	4,475	4,547	4,528	3,468	4,521	-1.6%	-1.0%
Data processing	2,669	2,122	2,410	2,140	2,083	25.8%	28.1%
Professional fees	1,915	2,601	2,826	1,983	1,649	-26.4%	16.2%
Supplies and communication	781	717	726	649	844	8.9%	-7.5%
Advertising and promotion	734	1,165	927	945	760	-37.0%	-3.5%
All other operating expenses	2,743	3,411	3,500	3,920	3,389	-19.6%	-19.1%
subtotal	31,066	32,315	32,447	29,986	28,984	-3.9%	7.2%

Other real estate owned expense	2	40	160	158	81	-95.0%	-97.5%
Impairment loss on bank premises	-	1,734	-	-	-	-100.0%	0.0%
Total noninterest expense	$31,068	$34,089	$32,607	$30,144	$29,065	-8.9%	6.9%

Hanmi recorded a provision for income taxes of $1.0 million for the first quarter of 2020, representing an effective tax rate of 30.7% compared with $2.7 million, representing an effective tax rate of 46.9% for the fourth quarter of 2019. The full year 2019 effective tax rate was 30.8%.

Financial Position
Total assets were $5.62 billion at March 31, 2020, a 1.4% increase from $5.54 billion at December 31, 2019.

Loans receivable, before the allowance for credit losses, were $4.54 billion at March 31, 2020, down 1.4% from $4.61 billion at December 31, 2019. Loans held for sale, representing the guaranteed portion of SBA loans were $6.0 million at the end of the fourth quarter; there were no loans held for sale at the end of the first quarter. Hanmi does not expect, at this time, that it will sell SBA 7(a) loans during the second quarter because of the disruptions in the secondary market resulting from the COVID-19 crisis.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Loan Portfolio
Commercial real estate loans	$3,187,189	$3,226,478	$3,209,752	$3,213,135	$3,230,526	-1.2%	-1.3%
Residential real estate loans	379,116	402,028	436,576	458,327	483,830	-5.7%	-21.6%
Commercial and industrial loans	472,715	484,093	441,209	409,502	422,502	-2.4%	11.9%
Leases	492,527	483,879	467,777	460,519	425,530	1.8%	15.7%
Consumer loans	12,089	13,670	14,523	14,319	13,232	-11.6%	-8.6%
Loans receivable	4,543,636	4,610,148	4,569,837	4,555,802	4,575,620	-1.4%	-0.7%
Loans held for sale	-	6,020	6,598	6,029	7,140	-100.0%	-100.0%
Total	$4,543,636	$4,616,168	$4,576,435	$4,561,831	$4,582,760	-1.6%	-0.9%

For the first quarter of 2020, commercial real estate loans as a percentage of loans receivable decreased to 70.1% compared with 70.6% for the same period last year. Commercial and industrial loans, and leases each reached 10.4% and 10.8% of the portfolio; a year ago, they were 9.2% and 9.3%, respectively.

New loan production for the 2020 first quarter was $208.7 million at an average rate of 4.88%, while the average rate of loans paid off during the same period was 4.70%. Although Hanmi generated strong loan production volume through much of the first quarter, approximately $100 million of loans, inclusive of $13 million of SBA 7(a) loans, that were in late stages of approval were withdrawn or delayed by borrowers in the final weeks of the quarter due to economic uncertainty surrounding the COVID-19 crisis.

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2020	2019	2019	2019	2019
New Loan Production
Commercial real estate loans	$109,433	$185,070	$78,039	$105,527	$46,531
Commercial and industrial loans	18,237	95,349	51,093	48,451	33,643
SBA loans	23,422	33,649	34,114	19,970	29,976
Leases receivable	56,849	65,525	52,333	77,983	69,577
Consumer loans	715	1,768	1,882	450	122
subtotal	208,655	381,361	217,461	252,381	179,849

Payoffs	(122,686)	(205,012)	(103,638)	(124,200)	(133,246)
Amortization	(95,414)	(77,580)	(70,407)	(77,417)	(74,538)
Loan sales	(18,352)	(26,087)	(24,286)	(16,650)	(15,459)
Net line utilization	(11,242)	(31,333)	(4,012)	(52,404)	19,581
Charge-offs & OREO	(27,473)	(1,038)	(1,084)	(1,527)	(1,107)

Loans receivable-beginning balance	4,610,148	4,569,837	4,555,803	4,575,620	4,600,540
Loans receivable-ending balance	$4,543,636	$4,610,148	$4,569,837	$4,555,803	$4,575,620

Deposits totaled $4.58 billion at the end of the first quarter, compared with $4.70 billion at the end of the preceding quarter and $4.82 billion at the end of the first quarter last year. The average loan-to-deposit ratio for the first quarter was 97.7% compared with 96.1% for both the prior quarter and first quarter 2019.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Deposit Portfolio
Demand: noninterest-bearing	$1,366,270	$1,391,624	$1,388,121	$1,312,577	$1,316,114	-1.8%	3.8%
Demand: interest-bearing	87,313	84,323	84,155	80,248	85,946	3.5%	1.6%
Money market and savings	1,648,022	1,667,096	1,590,037	1,528,000	1,543,299	-1.1%	6.8%
Time deposits	1,480,462	1,555,919	1,627,828	1,841,243	1,874,816	-4.8%	-21.0%
Total deposits	$4,582,068	$4,698,962	$4,690,141	$4,762,068	$4,820,175	-2.5%	-4.9%

At March 31, 2020, the Bank had $300 million in borrowings from the FHLB with $1.22 billion of remaining unused availability. As of the end of the first quarter, the Bank had unused secured and unsecured facilities of $165.6 million. In addition, the Bank will participate in the Paycheck Protection Program Lending Facility, established by the Federal Reserve in the second quarter of 2020.

At March 31, 2020 the Company had $20.0 million of cash on deposit with the Bank. Hanmi believes it has ample liquidity resources to address the uncertainties of the COVID-19 crisis as they have unfolded to date and remains vigilant in assessing customer behavior and potential liquidity needs in this uncertain period.

At March 31, 2020, stockholders’ equity was $553.0 million, compared with $563.3 million at December 31, 2019. Tangible common stockholders’ equity was $541.2 million, or 9.65% of tangible assets, compared with $551.4 million, or 9.98% of tangible assets at the end of the fourth quarter. Tangible book value per share decreased to $17.67 from $17.90 in the prior quarter. During the first quarter, Hanmi repurchased 135,400 shares at an average price of $16.22 for an aggregate investment of approximately $2.2 million. As of March 31, 2020, approximately 1.0 million shares remained available for future purchases under the current stock repurchase program. Shortly following the federal proclamation declaring a national emergency concerning the COVID-19 outbreak, Hanmi suspended its share repurchase program and does not anticipate it will consider resumption of share repurchases until the national emergency has been rescinded.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 11.35% and a Total risk-based capital ratio of 14.50% at March 31, 2020, versus 11.78% and 15.11%, respectively, for the fourth quarter.

	As of					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.50%	15.11%	15.07%	14.99%	14.17%	-0.61	0.33
Tier 1 risk-based capital	11.35%	11.78%	11.91%	11.83%	11.94%	-0.43	-0.59
Common equity tier 1 capital	10.93%	11.36%	11.49%	11.41%	11.52%	-0.43	-0.59
Tier 1 leverage capital ratio	9.89%	10.15%	10.43%	10.20%	10.39%	-0.26	-0.5
Hanmi Bank
Total risk-based capital	14.04%	14.64%	14.65%	14.62%	14.37%	-0.60	-0.33
Tier 1 risk-based capital	12.84%	13.39%	13.55%	13.54%	13.64%	-0.55	-0.80
Common equity tier 1 capital	12.84%	13.39%	13.55%	13.54%	13.64%	-0.55	-0.80
Tier 1 leverage capital ratio	11.31%	11.56%	11.86%	11.67%	11.88%	-0.25	-0.57

(1) Preliminary ratios for March 31, 2020

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.22% of loans at the end of the first quarter of 2020, unchanged from the end of the fourth quarter. At March 31, 2020, loans past due 90 days and still accruing included a $5.5 million loan with film-tax credit collateral and is in the process of collection.

Classified loans were $88.2 million at March 31, 2020 compared with $94.0 million at the end of the fourth quarter, while special mention loans were $20.9 million at the end of the first quarter compared with $26.6 million at December 31, 2019. The decrease in classified loans primarily represents the charge-off of the previously identified troubled loan relationship, offset by the addition of two film-tax credit loans totaling $12.6 million.

Nonperforming loans were $52.2 million at the end of the first quarter of 2020, or 1.15% of loans compared with $63.8 million at the end of the fourth quarter, or 1.38% of the portfolio. Nonperforming assets were $52.3 million at the end of the first quarter of 2020, or 0.93% of total assets, compared with $63.8 million, or 1.15% of assets, at the end of the prior quarter. The decrease in nonperforming loans and nonperforming assets from the prior quarter primarily reflects the charge-off described above.

The Bank received numerous requests for modification of scheduled payments on loans and leases representing approximately $1.4 billion of the portfolio to date. The Bank is processing these requests in accordance with the guidance issued by the FDIC. In addition, the Bank is participating in the Paycheck Protection Program and, during the second quarter, received more than 3,000 applications representing more than $400 million in potential loans under this program.

Gross charge-offs for the first quarter of 2020 were $27.5 million, $25.2 million of which related to the troubled loan relationship. Gross charge-offs for the fourth quarter of 2019 were $1.0 million. Recoveries of previously charged-off loans for the first quarter of 2020 were $0.2 million compared with $1.0 million for the preceding quarter. As a result, there were net charge-offs of $27.3 million for the first quarter of 2020, compared with net charge-offs of $55,000 for the preceding quarter. For the first quarter of 2020, net charge-offs represented an annualized 2.41% of average loans – 0.19% excluding the charge-off of the troubled loan relationship – compared to nil net charge-offs for the preceding quarter.

The allowance for credit losses was $66.5 million as of March 31, 2020 generating an allowance for credit losses to loans of 1.46% compared with 1.33% at the end of the prior quarter. The allowance included a $7.4 million specific qualitative amount for the uncertainties arising from the COVID-19 crisis. Hanmi analyzed the segments of the portfolio believed to be the most vulnerable to the crisis at this time – hospitality, food service and retail – representing approximately $1.0 billion of the portfolio. For this segment, Hanmi used varying revenue shocks to identify post-stressed real estate secured loans with debt-service-coverage ratios of one or less and compared those to estimated post-stressed real estate valuations as well as peak historical loss rates for unsecured loans in developing this estimate. Hanmi recognizes the inherent uncertainties in this estimate and the effects this crisis may have on our borrowers. Hanmi expects the estimate of the allowance for credit losses will change in future periods because of changes in economic conditions, economic forecasts, and other factors.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-20	Q1-20
	2020	2019	2019	2019	2019	vs. Q4-19	vs. Q1-19
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$10,001	$10,251	$8,085	$11,210	$9,242	$(250)	$759
Delinquent loans to total loans	0.22%	0.22%	0.18%	0.25%	0.20%	-0.00	0.02

Criticized loans:
Special mention	$20,946	$26,632	$27,400	$23,820	$9,257	$(5,686)	$11,689
Classified	88,223	94,025	80,734	75,686	53,087	(5,802)	35,136
Total criticized loans	$109,169	$120,657	$108,134	$99,506	$62,344	$(11,488)	$46,825

Nonperforming assets:
Nonaccrual loans	$46,383	$63,761	$64,194	$63,031	$40,041	$(17,378)	$6,342
Loans 90 days or more past due and still accruing	5,843	-	544	-	-	5,843	5,843
Nonperforming loans	52,226	63,761	64,738	63,031	40,041	(11,535)	12,185
Other real estate owned, net	63	63	330	507	622	-	(559)
Nonperforming assets	$52,289	$63,824	$65,068	$63,538	$40,663	$(11,535)	$11,626

Nonperforming loans to total loans	1.15%	1.38%	1.43%	1.38%	0.88%
Nonperforming assets to assets	0.93%	1.15%	1.18%	1.15%	0.73%

Allowance for credit losses:
Balance at beginning of period	$61,408	$50,712	$49,386	$32,896	$31,974
Impact of CECL adoption	17,433	-	-	-	-
Provision for loan losses	14,916	10,751	1,602	16,699	1,117
Net loan (charge-offs) recoveries	(27,257)	(55)	(276)	(209)	(195)
Balance at end of period	$66,500	$61,408	$50,712	$49,386	$32,896

Net loan charge-offs to average loans (1)	2.41%	0.00%	0.02%	0.02%	0.02%
Allowance for credit losses to loans	1.46%	1.33%	1.11%	1.08%	0.72%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,397	$1,542	$1,333	$1,100	$1,439
Impact of CECL adoption	(335)	-	-	-	-
Provision expense (income) for loss on off-balance sheet items	823	855	209	233	(339)
Balance at end of period	$2,885	$2,397	$1,542	$1,333	$1,100

Commitments to extend credit	$375,233	$371,287	$346,182	$311,128	$270,051

(1) Annualized

Corporate Developments
On January 23, 2020 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2020 first quarter of $0.24 per share. The dividend was paid on February 27, 2020, to stockholders of record as of the close of business on February 3, 2020.

Conference Call
Management will host a conference call today, April 30, 2020 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-300-8521 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  our ability to remediate any material weakness in our internal controls over financial reporting;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  our inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  our ability to identify a suitable strategic partner or to consummate a strategic transaction;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our provision for loan losses and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;
  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.
  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;
  a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend, our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
  FDIC premiums may increase if the agency experiences additional resolution costs;

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2020	2019	Change	2019	Change
Assets
Cash and due from banks	$290,546	$121,678	138.8%	$169,830	71.1%
Securities available for sale, at fair value	622,206	634,477	-1.9%	621,470	0.1%
Loans held for sale, at the lower of cost or fair value	-	6,020	-100.0%	7,140	-100.0%
Loans receivable, net of allowance for credit losses	4,477,137	4,548,739	-1.6%	4,542,724	-1.4%
Accrued interest receivable	11,536	11,742	-1.8%	13,397	-13.9%
Premises and equipment, net	26,374	26,070	1.2%	28,426	-7.2%
Customers' liability on acceptances	102	66	54.5%	750	-86.4%
Servicing assets	6,727	6,956	-3.3%	7,978	-15.7%
Goodwill and other intangible assets, net	11,808	11,873	-0.5%	12,105	-2.5%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	53,058	52,782	0.5%	51,941	2.2%
Prepaid expenses and other assets	101,812	101,396	0.4%	98,922	2.9%
Total assets	$5,617,690	$5,538,184	1.4%	$5,571,068	0.8%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,366,270	$1,391,624	-1.8%	$1,316,114	3.8%
Interest-bearing	3,215,797	3,307,338	-2.8%	3,504,061	-8.2%
Total deposits	4,582,068	4,698,962	-2.5%	4,820,175	-4.9%
Accrued interest payable	9,693	11,215	-13.6%	14,437	-32.9%
Bank's liability on acceptances	102	66	54.5%	750	-86.4%
Borrowings	300,000	90,000	233.3%	-	-
Subordinated debentures	118,523	118,377	0.1%	117,947	0.5%
Accrued expenses and other liabilities	54,347	56,297	-3.5%	53,467	1.6%
Total liabilities	5,064,732	4,974,917	1.8%	5,006,776	1.2%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	576,585	575,816	0.1%	570,432	1.1%
Accumulated other comprehensive income (loss)	11,867	3,382	250.9%	(1,882)	730.5%
Retained earnings	83,355	100,551	-17.1%	104,771	-20.4%
Less treasury stock	(118,882)	(116,515)	2.0%	(109,062)	9.0%
Total stockholders' equity	552,958	563,267	-1.8%	564,292	-2.0%
Total liabilities and stockholders' equity	$5,617,690	$5,538,184	1.4%	$5,571,068	0.8%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2020	2019	Change	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$54,648	$56,267	-2.9%	$58,334	-6.3%
Interest on securities	3,655	3,665	-0.3%	3,456	5.8%
Dividends on FHLB stock	289	289	0.0%	289	0.0%
Interest on deposits in other banks	333	478	-30.3%	335	-0.6%
Total interest and dividend income	58,925	60,699	-2.9%	62,414	-5.6%
Interest expense:
Interest on deposits	12,742	14,699	-13.3%	15,683	-18.8%
Interest on borrowings	496	325	52.6%	71	598.6%
Interest on subordinated debentures	1,712	1,739	-1.6%	1,772	-3.4%
Total interest expense	14,950	16,763	-10.8%	17,526	-14.7%
Net interest income before credit loss expense	43,975	43,936	0.1%	44,888	-2.0%
Credit loss expense	15,739	10,752	46.4%	1,117	1309.1%
Net interest income after credit loss expense	28,235	33,184	-14.9%	43,771	-35.5%
Noninterest income:
Service charges on deposit accounts	2,400	2,589	-7.3%	2,358	1.8%
Trade finance and other service charges and fees	986	1,267	-22.2%	1,124	-12.3%
Gain on sale of Small Business Administration ("SBA") loans	1,154	1,499	-23.0%	926	24.6%
Net gain on sales of securities	-	-	-	725	-100.0%
Other operating income	1,684	1,354	24.4%	1,121	50.2%
Total noninterest income	6,224	6,709	-7.2%	6,254	-0.5%
Noninterest expense:
Salaries and employee benefits	17,749	17,752	-0.0%	15,738	12.8%
Occupancy and equipment	4,475	4,547	-1.6%	4,521	-1.0%
Data processing	2,669	2,122	25.8%	2,083	28.1%
Professional fees	1,915	2,601	-26.4%	1,649	16.2%
Supplies and communications	781	717	8.9%	844	-7.5%
Advertising and promotion	734	1,165	-37.0%	760	-3.5%
Other operating expenses	2,745	5,185	-47.1%	3,470	-20.9%
Total noninterest expense	31,068	34,089	-8.9%	29,065	6.9%
Income before tax	3,391	5,804	-41.6%	20,960	-83.8%
Income tax expense	1,041	2,720	-61.7%	6,288	-83.4%
Net income	$2,350	$3,084	-23.8%	$14,672	-84.0%
					-
Basic earnings per share:	$0.08	$0.10		$0.48
Diluted earnings per share:	$0.08	$0.10		$0.48

Weighted-average shares outstanding:
Basic	30,469,022	30,692,487		30,667,378
Diluted	30,472,899	30,723,958		30,720,772
Common shares outstanding	30,622,741	30,799,624		30,860,533

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,518,395	$54,648	4.86%	$4,487,998	$56,267	4.97%	$4,533,120	$58,334	5.22%
Securities (2)	623,711	3,655	2.34%	624,861	3,665	2.35%	589,547	3,597	2.44%
FHLB stock	16,385	289	7.10%	16,385	289	7.00%	16,385	289	7.15%
Interest-bearing deposits in other banks	104,513	333	1.28%	114,462	478	1.66%	53,022	335	2.56%
Total interest-earning assets	5,263,004	58,925	4.50%	5,243,706	60,699	4.59%	5,192,074	62,555	4.89%

Noninterest-earning assets:
Cash and due from banks	97,896			104,591			108,992
Allowance for credit losses	(61,054)			(50,978)			(31,982)
Other assets	204,807			210,004			171,867

Total assets	$5,504,653			$5,507,323			$5,440,951

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$82,934	$21	0.10%	$82,604	$24	0.11%	$85,291	$29	0.14%
Money market and savings	1,687,013	4,780	1.14%	1,640,162	5,616	1.36%	1,526,710	5,677	1.51%
Time deposits	1,522,745	7,942	2.10%	1,605,276	9,059	2.24%	1,852,562	9,977	2.18%
Total interest-bearing deposits	3,292,692	12,743	1.56%	3,328,042	14,699	1.75%	3,464,563	15,683	1.84%
Borrowings	130,659	496	1.53%	75,500	325	1.71%	10,611	71	2.71%
Subordinated debentures	118,444	1,712	5.78%	118,297	1,739	5.88%	117,863	1,772	6.01%
Total interest-bearing liabilities	3,541,795	14,951	1.70%	3,521,839	16,763	1.89%	3,593,037	17,526	1.98%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,333,697			1,342,524			1,251,659
Other liabilities	69,205			74,862			36,218
Stockholders' equity	559,956			568,098			560,037

Total liabilities and stockholders' equity	$5,504,653			$5,507,323			$5,440,951

Net interest income (tax equivalent basis)		$43,974			$43,936			$45,029

Cost of deposits			1.11%			1.25%			1.35%
Net interest spread (taxable equivalent basis)			2.80%			2.70%			2.91%
Net interest margin (taxable equivalent basis)			3.36%			3.32%			3.52%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2020	2019	2019	2019	2019
Assets	$5,617,690	$5,538,184	$5,527,982	$5,511,752	$5,571,068
Less goodwill and other intangible assets	(11,808)	(11,873)	(11,950)	(12,028)	(12,105)
Tangible assets	$5,605,882	$5,526,311	$5,516,032	$5,499,724	$5,558,963

Stockholders' equity (1)	$552,958	$563,267	$574,527	$564,458	$564,292
Less goodwill and other intangible assets	(11,808)	(11,873)	(11,950)	(12,028)	(12,105)
Tangible stockholders' equity (1)	$541,150	$551,394	$562,577	$552,430	$552,187

Stockholders' equity to assets	9.84%	10.17%	10.39%	10.24%	10.13%
Tangible common equity to tangible assets (1)	9.65%	9.98%	10.20%	10.04%	9.93%

Common shares outstanding	30,622,741	30,799,624	31,173,881	30,975,163	30,860,533
Tangible common equity per common share	$17.67	$17.90	$18.05	$17.83	$17.89

(1) There were no preferred shares outstanding at the periods indicated.